For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports First Quarter 2021 Results

and COVID-19 Business Update

Revenues Returning as Cinemas Reopen

Bank Debt Reduced

Stockholder Equity Increased

Earnings Call Webcast to Discuss Financial Results and COVID-19 Updates

Scheduled to Post to Corporate Website on Wednesday,  May  19, 2021

Culver City, California - (BUSINESS WIRE) May 17, 2021: Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the first quarter ended March 31, 2021 (“Q1 2021”) and certain events anticipated to have a material impact upon our Company going forward.

President and Chief Executive Officer, Ellen Cotter said, “While our Company’s cinema operations in the first quarter continued to be negatively impacted by COVID-19, our “two business/three country” diversified business strategy continued to support our Company through the unprecedented COVID-19 pandemic. The successful monetization of our raw land in Manukau, New Zealand and Coachella, California has provided the liquidity to support our Company and its operations as it continues to feel the ongoing impacts of COVID-19. To provide our Company with further liquidity through 2021 and 2022, we are monetizing our Auburn Redyard Centre (which includes the Telstra building and 114,000 square feet of undeveloped land) located in a growth corridor of Sydney, Australia and our Royal George Theatre in Chicago.  We are in exclusive negotiations with a qualified buyer to sell the Auburn Redyard property, and on May 14, 2021, we entered into a definitive purchase and sale agreement with respect to our Royal George Theatre property.  While no assurances can be given, we anticipate that both transactions will close during the second quarter of 2021.    While these real estate sales have assisted us in paying down debt and provided us with a cash safety net, our business plan is to ultimately redeploy this cash into the further development of our Company’s asset base and to the fullest extent possible, to continue to operate our cinema business as a standalone business segment.  We have carefully selected the assets to be monetized, and do not see this as a retreat from our ultimate two business strategy.”

Cotter continued, “After considering a variety of alternatives, we determined that it would be in the best interests of our Company and our stockholders generally, to not dilute equity by issuing stock in the middle of an unprecedented pandemic nor to mortgage our future with high-cost debt.  Accordingly, we have chosen to monetize certain assets that are not subject to distressed market conditions or fire sale pricing. We believe that we have in fact achieved premium prices with respect to the real estate assets monetized to date.”

“Regarding our global cinema business, we’re also pleased to be seeing a light at the end of the tunnel as the U.S. has been successful in its mass production and distribution of COVID-19 vaccines and Australia and New Zealand continue to keep infection rates low. We are pleased to report that, as of today, 91% of our 61 movie theaters are trading across Australia, New Zealand and the U.S.  And, while the first quarter global movie release schedule could not compare to pre-pandemic levels, we were encouraged by the global box office performance of Godzilla vs. Kong, which demonstrated the pent-up demand among movie-goers to return to the big screen,” said Cotter.

Key Consolidated Financial Results for Q1 2021

•	Due to our strategic non-core real estate asset sales in Q1 2021, our basic earnings per share in Q1 2021 was $0.87, compared to basic loss per share of $0.27 for the same period in 2020.

•

Because of our strategic non-core real estate asset sales in Q1 2021, net income attributable to RDI common stockholders was $19.0 million, compared to a net loss attributable to RDI common stockholders of $5.9 million for the same period in 2020, and our adjusted EBITDA was $36.7 million, compared to an adjusted EBITDA loss of $1.7 million for the same period in 2020.

•

On the real estate side, we realized net proceeds of $65.2 million from the sales of our raw undeveloped land holdings in Manukau, New Zealand and Coachella, California, which drove the basic earnings per share, net income attributable to RDI common stockholders, and EBITDA results.

•

COVID-19 continues to depress our worldwide revenues from continuing operations (not including proceeds from real estate sales), which were $21.3 million, compared to $49.2 million for the same period in 2020.  However, demonstrating the progressive return to operational strength of our cinema businesses, our Q1 2021 worldwide revenues represented a 42% increase from the $15.0 million of worldwide revenues reported in the fourth quarter of 2020.

•

As a consequence of the ongoing impacts of COVID-19 experienced by our global cinema revenues, our operating loss (reported under GAAP, before the impact of the asset sales) was $14.0 million, compared to an operating loss of $7.0 million for the same period in 2020.

•	During Q1 2021, the Australian dollar and New Zealand dollar strengthened against the U.S. dollar by 17.5% and 13.3%, respectively, compared to the same period prior year.

Key Cinema Business Highlights for Q1 2021

As a result of the COVID-19 pandemic, our Q1 2021 global cinema revenues compared to the same period in 2020,  decreased by 61% to $18.1 million and our global cinema operating loss was  $8.3 million.  The decrease was a result of the COVID-19 pandemic, which included: (i) the continued temporary closure of a majority of our U.S. cinemas in Q1 2021 compared to Q1 2020 when cinema closures only occurred during the last two weeks of Q1 2020, (ii) changes in the release schedules of major studios, which collectively led to a significant drop in attendance and a reduction in revenue, and (iii) reduced capacity as a result of social distancing measures. This decrease was partially mitigated by (i) the trading of the most of our cinemas in Australia and New Zealand during Q1 2021, (ii) the absence of intercompany rent expense from some of our fee-interest cinemas because of the COVID-19 pandemic, and (iii) rent abatements received from certain third-party cinema landlords.

As of the date of this Earnings Release, our Company has reopened 91% of its global cinema operations as follows:

•

In Australia, as of today, all of our cinemas have reopened and governmentally imposed physical distancing requirements have been removed, except in South Australia where our two cinemas can operate with 75% of available seating capacity.

•

In New Zealand, except for Reading Cinemas at Courtenay Central, which remains temporarily closed because of seismic concerns, all of our cinemas are open with no physical distancing requirements in place, and we continue to execute our new safety and cleaning protocols.

•

In the United States, 83% of our theaters are now open with an elevated set of cleaning protocols and new operating strategies.  Most recently, our New York theaters reopened on March 5, 2021, our California theaters reopened as of March 26, 2021, and our Angelika Film Center in Plano, Texas reopened on April 8, 2021. Seating capacity restrictions and physical distancing requirements vary from state to state, and are impacting our grossing potential in certain U.S. markets, including New York City.

All our cinema leases remain in place and we have not lost any assets as a result of the COVID-19 pandemic.

Key Real Estate Business Highlights for Q1 2021

Our global real estate operating revenues for Q1 2021 compared to Q1 2020, decreased by 28% to $3.3 million and our global real estate operating loss was $1.4 million.  This decrease is attributable to the ongoing temporary closures of our U.S. Live Theatres, and the issuance of rent abatements to certain third-party Australian tenants. The decrease was further impacted by our decision to abate intercompany rent payable by Reading Cinemas as anchor tenants at some of our ETCs in response to the operating conditions caused by COVID-19. These results were partially offset by rental income received from our Culver City tenant, which did not exist in 2020: straight line rent commenced May 2020.

Australia

In Australia, 95% of our 88 third-party tenants, including tenants at Newmarket Village, Auburn Redyard, Cannon Park, Waurn Ponds, York Street, and The Belmont Common, were open and trading as of March 31, 2021.  During the first quarter of 2021, only 7% of those tenants remained in existing occupancy abatement or deferral arrangements as a result of COVID-19.  During Q1 2021, we completed four new leases, representing an aggregate of 12,088 SF, across our Australian real estate portfolio.

New Zealand

In New Zealand, we sold our 70.4-acre non-income producing land adjacent to the Auckland Airport in Manukau/Wiri as part of our strategy to monetize certain real estate assets.  On March 4, 2021, we completed the sale for $56.1 million (NZ$77.2 million), which represented a gain on sale after transaction costs of $41.1 million (NZ$56.3 million) over our net book value of $13.5 million (NZ$18.7 million). Having obtained both the rezoning of the agricultural portions of this property to light industrial and the Land Use Consents necessary for the commencement of construction of key infrastructure, we determined that in light of liquidity constraints resulting from reduced cinema revenues and the high market demand for Auckland industrial land, it was in the best interests of our Company and our stockholders to monetize this asset at this time rather than continue to invest in the further development of this property.

During Q1 2021, we completed one new lease and one lease renewal, representing an aggregate 12,066 SF, across our New Zealand real estate portfolio.

United States

In the U.S., we monetized our 202-acre non-income producing land at Coachella, for $11.0 million, which represented a gain on sale after transaction costs of $6.3 million over our $4.4 million net book value.  Our Company’s share of the sale proceeds was approximately $5.5 million as a 50% member of Shadow View Land and Farming LLC, the entity that held the property.  Similar to our decision to monetize our land investment in Manukau, we determined that in light of liquidity constraints resulting from reduced cinema revenues and the improvement in the Coachella market, it was in the best interests of our Company and our stockholders to monetize this asset at this time rather than to continue to hold for future development.

In regard to our Culver City property, during the second quarter 2020, we entered a multi-year lease with a corporate tenant for the entire second floor. The tenant is and has been paying the full cash rent for this property.

Through the first quarter of 2021,  we continued to receive a portion of our rental revenue related to our Live Theatre business from certain Live Theatre tenants. It is currently anticipated that New York City theatre venues will reopen on or about September.

Key Balance Sheet, Cash, and Liquidity Highlights for Q1 2021

•	As of March 31, 2021, our cash and cash equivalents were $40.9 million, which included approximately $17.6 million in the U.S., $9.2 million in Australia, and $14.1 million in New Zealand.

•

As of March 31, 2021, we had total debt of $243.0 million against total book value assets of $668.0 million, compared to $285.0 million and $690.2 million at December 31, 2020.  A key financial priority remains liquidity management and, as of March 31, 2021, through our liquidity management efforts, we were in compliance with all our covenants under our outstanding loans.

•

During Q1 2021, we paid down $1.3 million on our Bank of America revolving credit facility with $5.1 million available as of March 31, 2021. These funds remain available to be drawn under this facility.

•	As of May 7, 2021, we paid down $11.2 million (NZ$16.0 million) on our Westpac debt facility, which permanently reduced that facility by the same amount.

•	On March 26, 2021, we repaid the $40.6 million construction loan secured by our 44 Union Square property.

On May 7, 2021, we closed on a new three-year $55.0 million loan facility (with two one-year options to extend) with Emerald Creek Capital.  Proceeds were immediately drawn, subject to certain customary reserves. The facility bears a variable interest rate of one-month LIBOR plus 6.9% (with a floor of 7.0%).  Our subsidiary borrowers may prepay this loan at any time on sixty days’ notice subject to a prepayment fee equal to the positive difference (if any) between the interest paid up to and including the prepayment date and twelve (12) month’s interest.  In other words, there is effectively no prepayment fee if the loan is prepaid after the first twelve (12) months.

•

Through Q1 2021, we continued to work with our cinema landlords regarding deferrals and/or abatements to address the elimination and/or severe decrease in attendance caused by COVID-19.  Even though a majority of our cinemas are now open, because of postponements or removal from the release schedule of major motion pictures, social distancing requirements, and the resultant reduced attendance levels currently being experienced, we continue to need and seek additional rent relief.  Our Company’s efforts with its landlords are particularly important in the U.S., where our Company was not eligible (as a result of its public company status) for grants through the federally sponsored Shuttered Venue Program or the Payroll Protection Program. While no assurances can be given on future deferrals or abatements, we have found our landlords to be generally understanding of our situation and believe our relationship with our landlords to be good. As of March 31, 2021, our total liabilities include $19.3 million of deferred rent payable for our global cinemas.

•

In the beginning of 2021, though the level of funding through the JobKeeper Payment program in Australia was reduced, it continued to cover a portion of our cinema level staff costs.  The JobKeeper Payment program ended on March 27, 2021.

•

Through Q1 2021, we continued to implement measures to reduce corporate-level employment costs, including (i) deferring Company 401(k) matching contributions, (ii) eliminating cash bonuses for senior management for 2020, (iii) eliminating certain corporate-level positions to reduce our overall G&A expense, and (iv) deferring the payment of our Q1 2021 Director’s fees.

•	Through Q1 2021, we also to the fullest extent reasonably possible, continued to scale back on our capital expenditures.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on May 19, 2021, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on May  18, 2021 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema; live theatres operated by Liberty Theaters in the United States; and signature property developments, including Newmarket Village, Auburn Redyard, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: "may," "will," "expect," "believe," "intend," "future" and "anticipate" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results; our expectations regarding the timing of the reopening of our cinemas and theatres; our belief that we have achieved premium prices on the monetization of real estate assets to date and our expectations regarding the potential monetization of  real estate assets in the future; our expectations regarding the future of the cinema exhibition industry; our belief regarding the relationship with our landlords, including our ability to obtain deferrals or abatement in the future; our expectations regarding the Culver City property, including the timing of the completion of tenant improvements; our expectations regarding the resumption of public performances at our two New York City Live Theatres; our expectations regarding the commencement of rental income on our office building; our expectations regarding credit facility covenant compliance and our ability to continue to obtain necessary covenant waivers; and our expectations of our liquidity and capital requirements and the allocation of funds.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the adverse impact of the COVID-19 pandemic on short-term and/or long-term entertainment, leisure and discretionary spending habits and practices of our patrons and on our results from operations, liquidity, cash flows, financial condition, and access to credit markets, and those factors discussed throughout Part I, Item 1A – Risk Factors and Part II, Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2020, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Any forward-looking statement made by us in this earning release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenue
Cinema	$18,115	$46,310
Real estate	3,192	2,918
Total revenue	21,307	49,228
Costs and expenses
Cinema	(21,882)	(42,292)
Real estate	(2,655)	(2,760)
Depreciation and amortization	(5,650)	(5,270)
General and administrative	(5,097)	(5,945)
Total costs and expenses	(35,284)	(56,267)
Operating income (loss)	(13,977)	(7,039)
Interest expense, net	(4,363)	(1,789)
Gain (loss) on sale of assets	46,545	—
Other income (expense)	1,641	(218)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	29,846	(9,046)
Equity earnings of unconsolidated joint ventures	(50)	78
Income (loss) before income taxes	29,796	(8,968)
Income tax benefit (expense)	(7,728)	3,013
Net income (loss)	$22,068	$(5,955)
Less: net income (loss) attributable to noncontrolling interests	3,103	(80)
Net income (loss) attributable to Reading International, Inc. common shareholders	$18,965	$(5,875)
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.87	$(0.27)
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.86	$(0.27)
Weighted average number of shares outstanding–basic	21,761,307	21,752,371
Weighted average number of shares outstanding–diluted	22,170,268	22,119,621

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2021	2020
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$40,920	$26,826
Receivables	2,492	2,438
Inventory	896	1,059
Prepaid and other current assets	5,142	8,414
Land and property held for sale	30,510	17,730
Total current assets	79,960	56,467
Operating property, net	317,153	353,125
Operating lease right-of-use assets	213,625	220,503
Investment and development property, net	9,728	11,570
Investment in unconsolidated joint ventures	4,896	5,025
Goodwill	27,449	28,116
Intangible assets, net	3,997	3,971
Deferred tax asset, net	3,318	3,362
Other assets	7,904	8,030
Total assets	$668,030	$690,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$44,520	$38,877
Film rent payable	2,342	2,473
Debt - current portion	1,606	41,459
Subordinated debt - current portion	685	840
Derivative financial instruments - current portion	218	218
Taxes payable - current	7,386	82
Deferred revenue	9,473	10,133
Operating lease liabilities - current portion	22,983	22,699
Other current liabilities	3,742	3,826
Total current liabilities	92,955	120,607
Debt - long-term portion	211,836	213,779
Derivative financial instruments - non-current portion	152	212
Subordinated debt, net	26,561	26,505
Noncurrent tax liabilities	13,229	13,070
Operating lease liabilities - non-current portion	205,723	212,806
Other liabilities	21,824	22,017
Total liabilities	572,280	608,996
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,056,735 issued and 20,120,625 outstanding at March 31, 2021 and 33,004,717 issued and 20,068,607 outstanding at December 31, 2020	232	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2021 and December 31, 2020	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	150,332	149,979
Retained earnings/(deficits)	(25,588)	(44,553)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	9,957	12,502
Total Reading International, Inc. stockholders’ equity	94,543	77,769
Noncontrolling interests	1,207	3,404
Total stockholders’ equity	95,750	81,173
Total liabilities and stockholders’ equity	$668,030	$690,169

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in thousands)	2021	2020	(Unfavorable)
Segment revenue
Cinema
United States	$3,790	$23,307	(84)%
Australia	12,117	19,587	(38)%
New Zealand	2,207	3,416	(35)%
Total	$18,114	$46,310	(61)%
Real estate
United States	$220	$625	(65)%
Australia	2,874	3,579	(20)%
New Zealand	230	398	(42)%
Total	$3,324	$4,602	(28)%
Inter-segment elimination	(131)	(1,684)	92%
Total segment revenue	$21,307	$49,228	(57)%
Segment operating income (loss)
Cinema
United States	$(8,961)	$(4,487)	(100)%
Australia	816	1,930	(58)%
New Zealand	(131)	(97)	(35)%
Total	$(8,276)	$(2,654)	(>100)%
Real estate
United States	$(1,543)	$(892)	(73)%
Australia	659	1,313	(50)%
New Zealand	(483)	(234)	(>100)%
Total	$(1,367)	$187	(>100)%
Total segment operating income (loss) (1)	$(9,643)	$(2,467)	(>100)%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,
(Dollars in thousands)	2021	2020
Net Income (loss) attributable to Reading International, Inc. common shareholders	$18,965	$(5,875)
Add: Interest expense, net	4,363	1,789
Add: Income tax expense (benefit)	7,728	(3,013)
Add: Depreciation and amortization	5,650	5,270
EBITDA	$36,706	$(1,829)
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	26	105
Adjusted EBITDA	$36,732	$(1,724)

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

	Three Months Ended
	March 31,
(Dollars in thousands)	2021	2020
Segment operating income (loss)	$(9,643)	$(2,467)
Unallocated corporate expense
Depreciation and amortization expense	(231)	(192)
General and administrative expense	(4,103)	(4,380)
Interest expense, net	(4,363)	(1,789)
Equity earnings of unconsolidated joint ventures	(50)	78
Gain (loss) on sale of assets	46,545	—
Other income (expense)	1,641	(218)
Income (loss) before income tax expense	$29,796	$(8,968)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.